Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-196367) of Hilltop Holdings Inc. of our report dated March 3, 2014 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Hilltop Holdings Inc.’s Current Report on Form 8-K dated May 29, 2014.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 (No. 333-196367).

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

January 14, 2015